Exhibit III

American States to explore strategic options

INDIANAPOLIS -- American States Financial Corporation (NYSE:ASX) today announced that it is exploring a range of strategic options, including the potential sale of 100 per cent of the company.

American States has engaged Goldman Sachs & Co., to assist in this process, according to Robert A. Anker, American States' Chairman and Chief
Executive Officer. "Consolidation trends in the property-casualty industry may make this an opportune time to fully realize the value of the company," he observed. "We do not intend to make any further statement until the process is complete."

Lincoln National Corporation (NYSE:LNC), a Fort Wayne, Ind., financial services company, owns 83.3 percent of American States.

American States is an Indianapolis-based holding company that, through its subsidiaries, writes business and personal insurance, princiaplly in 43 states, through a nationwide network of about 4,800 independent insurance agents.

For further information contact:

Investors:  Mark Chappell (317)262-6930
Media:      John Cook (317)262-6790